Exhibit 99.1

Comscore Announces Enhancements to its Board of Directors and Senior Management Team to Enable Next Phase of Growth

Irwin Gotlieb, Joanne Bradford and Kathi Love Appointed as Directors

Dale Fuller to Serve as Interim Chief Executive Officer

Company Provides a Preliminary Range for First Quarter 2019 Revenue

RESTON, Va., Mar. 31, 2019 /PRNewswire/ — Comscore, Inc. (“Comscore”) (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today announced the appointment of Irwin Gotlieb, Joanne Bradford and Kathi Love to its board of directors. Dale Fuller will serve as interim chief executive officer. The addition of these long-tenured media and technology executives is designed to accelerate the company’s next phase of growth and is effective April 1, 2019.

Board Enhancements

Mr. Gotlieb brings over 40 years of industry experience to Comscore’s board and is the first media agency executive inducted into both the American Advertising Federation Hall of Fame and the Broadcasting & Cable Hall of Fame. Most recently, Mr. Gotlieb has been a senior advisor to WPP and was formerly the global chief executive officer and chairman of GroupM, the leading global media investment group representing the consolidated media capabilities of WPP.

Ms. Bradford has over 20 years of experience leading product marketing, business development and programming, as well as building global sales and marketing teams. She is currently Social Finance, Inc. (SoFi)’s chief marketing officer. Prior to joining SoFi she led global commercial and content partnerships, platform adoption and monetization efforts at Pinterest. Ms. Bradford has also held executive leadership positions at Yahoo!, Microsoft and BusinessWeek.

Ms. Love has over 30 years of industry experience in media and marketing research, strategic planning and business development. She served as president and CEO of GfK MRI for 13 years, during a volatile time in the media industry with the emergence of digital disruption. Ms. Love also founded Motherwell Resources LLC, a consulting and executive coaching firm, in which she is currently active. She previously held executive leadership positions at EMAP Petersen USA, The Magazine Media Association and The New York Times.

Brent Rosenthal, chairman of the board of directors, commented, “We believe today’s appointments will serve to credentialize our strategy, improve our customer traction, accelerate our growth and drive long-term shareholder value. We are thrilled to have Irwin, Joanne and Kathi join our team and further enrich our board with diverse skillsets from the digital, media and technology marketplaces. Each of these executives has demonstrated entrepreneurial talent and enjoys a proven track-record of success within our industry.”

Irwin Gotlieb said, “I’m honored to join Comscore, the unique and differentiated platform, to pioneer the changing media landscape. I believe Comscore’s scale, expertise and customer relationships will be the foundation for a dynamic, multi-platform media marketplace. I have aligned myself directly with shareholders based on what I believe is a once in a lifetime market opportunity, and I look forward to working with Dale and the team to reinvigorate company growth and increase shareholder value.”

Senior Management Changes

Dale Fuller, currently a director, was named interim chief executive officer following the resignation of Bryan Wiener, who is also stepping down from the board of directors effective today. Comscore’s nominating and governance committee has initiated a search to identify a permanent chief executive officer and will consider external and internal candidates.

Dale Fuller has served as a director since March 2018 and as chair of Comscore’s audit committee since April of the same year. He possesses extensive hands-on operational experience working in director and executive capacities across a wide range of companies, including Apple Computer, McAfee, Inc., and Symantec Corp., among others.

Rosenthal continued, “Dale, together with the board, has made meaningful contributions to our operating strategy. As Dale works more closely with our dedicated employees and board, we believe he will optimize our operations and accelerate our path to profitability. We thank Bryan for his contributions over the past year and wish him well in his future endeavors.”

Dale Fuller concluded, “I am excited to lead Comscore at such a dynamic time in our industry. We are uniquely positioned to become the modern currency in an evolving media ecosystem based on our unique data assets, differentiated data analytics, and strong brand equity. I look forward to working with our talented team to advance our mission of helping grow businesses in the cross-platform era.”

The board also announced that Sarah Hofstetter, president, will be resigning from the company. The company has no immediate plans to fill her position.

Preliminary First Quarter 2019 Revenue

Based on preliminary results, the company also announced today that first quarter 2019 revenue is expected to be between $100 million and $104 million.

Comscore expects to announce its first quarter 2019 earnings results in the first half of May, at which time the company will host a conference call to discuss its results and provide a progress report on the company’s long-term vision and growth strategy.

About Comscore

Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore’s expectations, forecasts, plans and opinions regarding company leadership, future growth and profitability, customer engagement, market opportunities and market position, increases in shareholder value, our ability to execute on strategic, financial and operational plans in 2019 and beyond, our search for a permanent chief executive officer, our estimate of first quarter 2019 revenue, and our plan for reporting final first quarter 2019 financial results and progress. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Investor Contacts:

Steve Calk or Jackie Marcus

Alpha IR Group

(646) 580-9490

SCOR@alpha-ir.com

Media Contacts:

Brian Schaffer or Trevor Gibbons

Prosek Partners

(212) 279-3115

pro-comscore@prosek.com

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